SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                  DECS TRUST VI
                                  -------------
                                      Name


                          c/o Salomon Smith Barney Inc
                                388 Greenwich St.
                            New York, New York 10013
                     (No. and Street, City, State, Zip Code)

              Telephone Number, including Area Code: (212) 816-6000

                Name and address of agent for service of process:

                                 Alan M. Rifkin
                            Salomon Smith Barney Inc.
                                388 Greenwich St.
                            New York, New York 10013


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES [X]                                NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the city of Newark, State of Delaware, on the 26th day of October, 1999.

                                  DECS TRUST VI

                                  By: /s/ Donald J. Puglisi
                                      ---------------------
                                      Donald J. Puglisi
                                      Trustee
Attest:
Sworn to before me this 26th day of October, 1999

Gregory F. Lavelle
Notary Public